UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 11, 2010
HILLENBRAND, INC.
(Exact Name of Registrant as Specified in Charter)

Indiana	1-33794	26-1342272

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard
Batesville, Indiana	47006

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 934-7500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 11, 2010, Batesville Services, Inc. (“Batesville”), an Indiana corporation and wholly owned subsidiary of Hillenbrand, Inc. (collectively, the “Company”), and Forethought Financial Group, Inc. (“FFG”), a Delaware corporation, entered into a letter agreement (“Agreement”) pursuant to which, on or before March 31, 2010, but contingent upon the receipt by FFG of the net proceeds of a proposed private offering of senior notes, FFG will make a payment to Batesville in the amount of $138,200,000 in full repayment of (i) the aggregate principal amount of a promissory note (the “Note”) in the principal amount of $107,711,000 and (ii) warrants (the “Warrants”) to purchase 20,650 shares of Class A Common Stock of FFG and currently held by Batesville. This payment will constitute payment in full for the Note and Warrants, collectively, and will forever extinguish the obligations of FFG and any of its affiliates to Batesville and any of its affiliates under or otherwise in respect of the Note and the Warrants. Concurrently with this payment, Batesville will return the Note and the Warrants to FFG for cancellation, release all liens granted by FFG to Batesville, and return to FFG all pledge shares, and each party will be forever released and discharged from liability to the other party in respect of the matters covered by the Agreement.
Under the terms of the Note, the Company would have expected to receive annual installments of $10 million starting in July 2010, with all remaining interest and principle payable in July 2014. The Company believes the Agreement is an attractive opportunity to monetize this legacy asset that was distributed to it in connection with its separation from Hill-Rom Holdings, Inc. on April 1, 2008. Given the strategic objectives of the Company and the overall economic uncertainties facing financial institutions, management believes a timely settlement at this recovery level, if consummated, would remove a key risk factor from the Company’s balance sheet and significantly enhance the ability of the Company to focus on its core strategies.
If FFG and Batesville are able to consummate the transaction contemplated by the Agreement, the Company will recognize a pre-tax settlement loss from this transaction of approximately $11.8 million during its quarter ended March 31, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILLENBRAND, INC.

DATE: March 17, 2010	BY:	/S/ Cynthia L. Lucchese

Cynthia L. Lucchese
Senior Vice President and Chief Financial Officer

DATE: March 17, 2010	BY:	/S/ John R. Zerkle

John R. Zerkle
Senior Vice President, General Counsel & Secretary

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